FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Provides Operational Update and Announces Details of Quarterly Shareholder Conference Call

PHILADELPHIA, PA, May 15, 2012 – FS Energy and Power Fund (“FSEP”), a business development company focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, provides an overview of its operating results for the quarter ended March 31, 2012.  As previously announced, FSEP will hold its first quarter investor update conference call at 1:30 p.m. Eastern Time on Tuesday, May 15, 2012 to discuss these results.

Financial Highlights

•
As of May 11, 2012, FSEP had raised total equity capital of approximately $198.1 million, including approximately $20.0 million raised from common shares sold pursuant to a private placement to members of FSEP’s board of trustees and individuals and entities affiliated with FSEP’s investment adviser and sub-adviser, GSO Capital Partners LP.

•	During the three months ended March 31, 2012, FSEP generated:

•	Total GAAP-basis net investment income of approximately $1.54 million, or $0.14 per share;

•	Total net realized gains of approximately $458,000, or $0.04 per share; and

•	A GAAP-basis total return of approximately 4.04%.

•	For the three months ended March 31, 2012, FSEP paid cash distributions to investors totaling approximately $0.16 per share.

Recent Notable Announcements

•
On May 2, 2012, FSEP amended its policy for carrying out share price adjustments in connection with its regular semi-monthly closings.  Under the amended pricing policy, if FSEP’s net asset value (“NAV”) per share decreases to more than 2.5% below its then current net offering price, FSEP will reduce its offering price in order to establish a new net offering price that is not more than 2.5% above FSEP’s NAV per share.

FSEP’s Chairman and Chief Executive Officer, Michael C. Forman, commented “FSEP’s portfolio produced solid returns in the first quarter of 2012, as we benefitted from the overall positive market performance and recent proprietary transactions made possible by the increased capital raised through our public offering.”

“We are pleased and honored that an increasing number of investors are choosing to invest in FSEP.  We would like to thank our shareholders and their financial advisors for investing in us.  You should know that your continued support is greatly appreciated.”

Investor Update Call

FSEP will hold its first quarter investor update call on Tuesday, May 15, 2012, at 1:30 p.m. Eastern Time.  In order to participate, interested parties should dial (888) 895-5271 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 32361494 when prompted.  An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSEP’s website (www.fsenergyandpowerfund.com), and will be available for a period of 30 days following the call.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSEP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which FSEP filed with the Securities and Exchange Commission (“SEC”) on May 15, 2012, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and FSEP’s other reports filed with the SEC can be found on FSEP’s website at www.fsenergyandpowerfund.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $50.8 billion in assets under management as of March 31, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.